Exhibit 99.1

MATTHEW SCIABACUCCHI,	) COURT OF COMMON PLEAS
) PHILADELPHIA COUNTY
Plaintiff,	) CIVIL DIVISION
)
v.	) Case ID: 170301672
)
RICHARD A. HAYNE, et al.	)
)
Defendants.	) )

SUMMARY NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE ACTION

PHILADELPHIA, PA – February 16, 2018 – Urban Outfitters, Inc. (“URBN”) today announced the issuance of the following summary notice of pendency and proposed settlement of shareholder derivative action:

TO:

ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF THE COMMON STOCK OF URBN AS OF DECEMBER 15, 2017 AND WHO CONTINUES TO HOLD THROUGH THE DATE OF THE SETTLEMENT HEARING (DEFINED BELOW), INCLUDING ANY AND ALL OF THEIR RESPECTIVE SUCCESSORS ININTEREST, PREDECESSORS, REPRESENTATIVES, TRUSTEES, EXECUTORS, ADMINISTRATORS, HEIRS, ASSIGNS OR TRANSFEREES, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER ANY OF THEM, AND EACH OF THEM.

This Summary Notice announces the proposed settlement (the “Settlement”) of the above- captioned shareholder derivative action initiated by Plaintiff Matthew Sciabacucchi (“Plaintiff”) on behalf of nominal defendant URBN now pending in the Court of Common Pleas of Philadelphia County, Pennsylvania (the “Court”) and related litigation demands (the “Demands”) made by Plaintiff and certain other URBN shareholders (collectively, the “Shareholders”), involving certain of URBN’s current and former officers and directors (the “Individual Defendants”). The existence of the Action and the Demands, and the parties’ agreement in principle to settle them, were previously announced by URBN in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 16, 2018.

The Action alleges that the Individual Defendants breached their fiduciary duties and committed other violations of law in connection with: (1) the issuance of false and misleading statements regarding URBN’s financial status; and (2) certain dispositions of URBN stock made by the Individual Defendants while URBN’s statements were false and misleading. Substantially similar allegations were made in the Demands.

The Settlement consists of the adoption by URBN of additions and modifications to URBN’s Insider Trading Policy, Audit Committee Charter and Code of Conduct. The Action is not a “class action” and no individual shareholder has the right to receive any direct recovery from the Settlement. The Settlement, if approved by the Court, will fully and finally resolve the issues raised in the Action and Demands.

If you have not already reviewed the full Notice of Pendency and Settlement of Shareholder Derivative Action (the “Notice”) and the Stipulation and Agreement of Settlement (the “Stipulation”), fully executed on December 8, 2017 and effective December 15, 2017 (along with its exhibits), those documents are available on URBN’s website at http://investor.urbn.com/investor-relations and you are encouraged to review them. You may also inspect those documents at the office of the Prothonotary of the Court, City Hall, Philadelphia, PA 19107, during regular business hours of each business day.  This Summary Notice should be read in conjunction with, and is qualified by reference to, the full Notice and the Stipulation.

If you are a record or beneficial shareholder of Urban Outfitters as of December 15, 2017 (“Current URBN Shareholder”), your rights will be affected by the Settlement described above. The Court will hold a hearing on April 17, 2018, at 11:00 a.m at City Hall, Room 425, Philadelphia, Pennsylvania 19107 (the “Hearing”), at which the Court will consider: (i) whether to approve the settlement as fair, reasonable, adequate and in the best interests of URBN and Current URBN Shareholders; (ii) whether to dismiss the Action and whether the releases set forth in the Stipulation should be made full and final; (iii) whether the Notice and this Summary Notice provided to Current URBN Shareholders conformed with Court rules and due process; (iv) whether the Court should approve Shareholders’ counsel’s request for attorneys’ fees and reimbursement of expenses in an aggregate amount no greater than $387,500.00 (the “Fee Award”); and (v) whether the Court should approve Plaintiff Sciabacucchi’s request for an incentive award in the amount of $1,000.00 (which shall be funded from the Fee Award to the extent the Settlement is approved in whole or in part by the Court), as well as such other matters as may properly come before the Court (the “Settlement Hearing”).

Any Current URBN Shareholder who wishes to object to the Settlement, the Order and Final Judgment proposed to be entered, or Shareholders’ counsel’s requested Fee Award, or who otherwise wishes to be heard must: mail to counsel identified below at least twenty-one calendar days (21) before the Settlement Hearing, (a) a notice of an intention to appear that includes proof of current ownership of URBN common stock, and (b) papers in support of the objection.

Robert B. Weiser

Brett D. Stecker

James M. Ficaro

The Weiser Law Firm, P.C.

22 Cassatt Avenue, First Floor

Berwyn, PA 19312

Counsel for Plaintiff Sciabacucchi

Marc J. Sonnenfeld

Jason H. Wilson

Morgan, Lewis & Bockius, LLP

1701 Market Street,

Philadelphia, PA 19103

Counsel for Defendants

Unless the Court otherwise directs, anyone who does not make an objection in the manner provided shall be deemed to have waived his, her or its objection and shall forever be barred from making any such objection or otherwise contesting the terms of the settlement.

Any inquiries regarding the Settlement, Fee Award or Incentive Award may be directed to Plaintiff’s counsel:

Robert B. Weiser

Brett D. Stecker

James M. Ficaro

The Weiser Law Firm, P.C.

22 Cassatt Avenue, First Floor

Berwyn, PA 19312

Phone: (610) 408-8062

DO NOT CALL OR WRITE THE COURT OR URBN REGARDING THIS SUMMARY NOTICE.  For general Court information, such as hours and accessibility, contact (215) 686-7000.